Exhibit 10.30
NOVATION AGREEMENT FOR CHANGE OF OWNERSHIP OF A
MEDICARE PRESCRIPTION DRUG PLAN (PDP) LINE OF
BUSINESS
Texas HealthSpring I, LLC, a Texas limited liability corporation duly organized and existing under the laws of the State of Texas, with its principal office in Houston, Texas which shall be referred to as the “Transferor”; HealthSpring of Tennessee, Inc., a Tennessee corporation, duly organized and existing under the laws of the State of Tennessee with its principal office in Nashville, Tennessee which shall be referred to as the “Transferee”; and the Centers for Medicare and Medicaid Services, which shall be referred to as “CMS”, enter into this Agreement:
(A) RECITALS:
(1) CMS has entered into a contract with the Transferor to become a Medicare Prescription Drug Plan Sponsor. Said contract was signed by the parties on 9/7/05 and is effective 01/01/06. Said contract is for the plans with the following identification numbers:
S#5740
A copy of said contract is attached to this agreement as Exhibit A.
The term “contract”, as used in this Agreement, means the above contract. This includes all modifications made between CMS and the Transferor before the effective date of this Agreement (whether or not performance and payment have been completed) and Releases executed between the parties, if CMS or the Transferor has any remaining rights, duties, or obligations under this contract. Included in the term “contract” is also all modifications made under the terms and conditions of the contract between CMS and the Transferee, on or after the effective date of this Agreement.
(2) As of January 1, 2007, the Transferor will transfer to the Transferee proprietorship of the Transferor’s entire PDP line of business (which shall be referred to as the “asset”) in exchange for the ability to be included in a national PDP filing for which profits and losses will be allocated down as appropriate between the Transferee and the Transferor.
(3) The Transferee has become the new owner of the asset for all plans identified in §(A)(1) above, and assumes all rights, privileges, and responsibilities of said contract.

(4) The Transferee has assumed all the obligations of the Transferor under the contract by virtue of the above transfer.
(5) The Transferee has indicated a desire to assume the obligations of the Transferor under the contract and to fully perform all obligations that may exist under the contract.
(B) IN CONSIDERATION OF THESE FACTS THE PARTIES AGREE AS FOLLOWS:
(1) The Transferor assigns the contract between the Transferor and CMS to the Transferee, and waives any claims and rights against CMS that it now has or may have in the future in connection with the contract.
(2) From and after the date of the change of ownership in §(A)(2) above, the Transferee agrees to be bound by and to perform all the duties and responsibilities of Transferor in the contract in accordance with the conditions contained in the contract. The Transferee also assumes all obligations and liabilities of, and all claims against the Transferor under the contract incurred from and after the effective date of the change of ownership in §(A)(2), above.
(3) The Transferee ratifies all previous actions taken by the Transferor with respect to the contract with the same force and effect as if the action had been taken by the Transferee.
(4) CMS recognizes the Transferee as the Transferor’s successor in interest in and to the contract. From and after the date of the change of ownership the Transferee by this Agreement becomes entitled to all rights, title, and interests of the Transferor in and to the contract. Following the effective date of this Agreement, the terms “Part D plan sponsor,” “Part D sponsor,” “PDP Sponsor, “Sponsor” or any other word which refers to the PDP Sponsor in the contract shall refer to the Transferee.
(5) Except as expressly provided in this Agreement, nothing in it shall be construed as a waiver of any rights of CMS against the Transferor. Notwithstanding any other provision of this Agreement, Transferor remains liable for all acts constituting a breach of the contract occurring or arising before the effective date of the change of ownership, to the fullest extent of applicable laws and regulations.
(6) All payments and reimbursements previously made by CMS to the Transferor shall be considered to have discharged CMS’s obligations under the contract. All payments and reimbursements made by CMS after the effective date of this Agreement in the name of or to the Transferee, shall have the same force and effect as if made to the Transferor, and shall constitute a complete discharge of CMS’s obligations under the contract to the extent of the amounts paid or reimbursed.
(7) The Transferor and the Transferee agree that CMS is not obligated to pay or reimburse either of them for, or otherwise give effect to, any costs, taxes, or other expenses, or any related increases, directly or indirectly arising out of or resulting from this Agreement other than those that CMS in the absence of this Agreement would have been obligated to pay or reimburse under the terms of the contract.
(8) The Transferor guarantees payment of all liabilities and the performance of all obligations that the Transferee (i) assumes under this Agreement or (ii) may undertake in the future should the contract be modified under its terms and conditions, but in no event shall Transferor’s liability and/or obligations exist for any new contract or if the existing contract is renewed for subsequent terms effective on or after December 31, 2006. The Transferor waives notice of, and consents to, any such future modifications.
(9) The contract shall remain in full force and effect except as modified by this Agreement. Each party has executed this Agreement which is effective as of the date signed below by the Centers for Medicare & Medicaid Services.
(10) Each party certifies and warrants that it has full power and authority to enter into this Agreement.
(11) Each person executing this Agreement on behalf of a party certifies and warrants that he or she is authorized to enter into this Agreement on behalf of such party.
(12) The Transferor agrees to make its books and records and other necessary information available to the Transferee and to CMS to permit an accurate determination of costs for the final settlement of the contract period in accordance with 42 CFR §§423.552(b)(4).
(13) CMS consents to the transfer of the contract to the transferee in accordance with 42 CFR §§423.551 and 423.552.

Centers for Medicare & Medicaid Services

By /s/ Cynthia Tudor	Date 12-12-07

Director, Medicare Drug Benefit Group
Centers for Medicare & Medicaid Services

HealthSpring of Tennessee, Inc.

By /s/ Shawn Morris	Date 9-24-07

Shawn Morris

Title: President

Texas HealthSpring, LLC

By /s/ Jay Hurt	Date 9/21/07

Jay Hurt

Title: Chief Executive Officer

4